SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 5, 2004

                      Better Minerals & Aggregates Company
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                              333-32518 55-0749125
           (Commission File Number) (IRS Employer Identification No.)

                          Route 522 North, P.O. Box 187
                      Berkeley Springs, West Virginia 25411
          (Address of principal executive offices, including zip code)

                                 (304) 258-2500
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)

Item 7.  Exhibits

        Press release, dated May 5, 2004.

Item 9.  Regulation FD Disclosure.

     On May 5, 2004, Better Minerals & Aggregates Company issued a press release announcing a tender offer and consent solicitation. A copy of such press release is attached hereto as Exhibit 99.1.






                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, Better Minerals & Aggregates Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               Better Minerals & Aggregates Company


Date:    May 5, 2004          By:       /s/ Gary E. Bockrath
                                        --------------------------------
                                        Name:   Gary E. Bockrath
                                        Title:     Vice President and
                                                Chief Financial Officer


EXHIBIT INDEX

Exhibit Number           Description                                  Page



99.1                     Press release, dated May 5, 2004.

                                  EXHIBIT 99.1

                      Better Minerals & Aggregates Company
                 Commences Tender Offer and Consent Solicitation


BERKELEY SPRINGS, WV, MAY 5, 2004--Better Minerals & Aggregates Company (BMAC) today announced that it has commenced a cash tender offer for any and all of the $150 million outstanding principal amount of its 13% Senior Subordinated Notes due 2009 (CUSIP No. 087714 AC 5) and a consent solicitation to amend the related note indenture. The consent solicitation will seek consents from holders of the notes to eliminate substantially all of the restrictive covenants under the note indenture.

The tender offer and consent solicitation are subject to the terms and conditions set forth in the Company's Offer to Purchase and Consent Solicitation Statement dated May 4, 2004. The tender offer will expire at 12:00 midnight, New York City time, on June 1, 2004, unless extended or earlier terminated. The consent solicitation will expire at 5:00 p.m., New York City time, on May 17, 2004, unless extended or earlier terminated.

The total consideration offered in the tender offer and consent solicitation will be $800 per $1,000 principal amount of the notes plus accrued and unpaid interest to the payment date of approximately $4 million assuming all holders of the outstanding notes elect to tender. The total consideration includes a consent payment of $10 per $1,000 principal amount of the notes payable only to noteholders tendering their notes and providing their consents on or prior to May 17, 2004, unless extended. BMAC will use the proceeds of borrowings under a new $125 million senior secured credit facility and, to the extent necessary, the proceeds of available borrowings under its existing $30 million revolving credit agreement to finance the tender offer and consent solicitation and related fees. Holders who tender their notes after the consent solicitation expiration date will not be entitled to receive the consent payment.

The tender offer and consent solicitation are subject to several conditions, including the closing of the new senior secured credit facility, an amendment to BMAC's existing revolving credit agreement, the tender of, and the receipt of consents from holders of, a majority in aggregate principal amount of the notes and other customary conditions. BMAC may amend, extend or terminate the tender offer and consent solicitation at its sole discretion.

The dealer manager for the tender offer and solicitation agent for the consent solicitation is Jefferies & Company, Inc.

This press release is neither an offer to purchase the notes nor a solicitation of an offer to sell the notes. The tender offer and consent solicitation are being made only pursuant to the tender offer and consent solicitation materials.

BMAC mines, processes and markets industrial minerals, principally industrial silica, in the eastern and midwestern United States.